Exhibit 5.4

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 15th day of September, 2006.

AMONG:

PURE BIOFUELS CORP., a corporation organized and existing under the laws of the sate of Nevada and having an office at Calle Los Euchariz 150 Opto 201, Monterrico, Surco, Lima Peru 33

(the "Company")

OF THE FIRST PART

AND:

SOAR INTERNATIONAL, a non-incorporated corporate entity having a business office at 198 Whonoak Road, West Vancouver, British Columbia, Canada V7P 3R1

(the "Consultant")

OF THE SECOND PART

AND:

JOY CLIFTON, of 198 Whonoak Road, West Vancouver, British Columbia, Canada V7P 3R1

(the "Contractor")

OF THE THIRD PART

WHEREAS:

A.         The Company is in the business of producing and distributing biodiesel as an alternative fuel;

B.         The Company desires to retain the services of the Consultant as described herein;

C.         The Consultant, through the services of the Contractor, has the necessary skill and ability to perform the tasks described in this agreement (the "Agreement");

D.         The Consultant is willing to provide consulting services to the Company on the terms herein provided; and

E.         The parties hereto therefore desire to enter into this Agreement to confirm the appointment of the Consultant as consultant to the Company and to set forth the respective rights and obligations of the parties hereto.

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree each with the other as follows:

1.         APPOINTMENT AND AUTHORITY OF CONSULTANT

1.1       Appointment of Consultant.  The Company hereby appoints the Consultant to perform certain services for the benefit of the Company as hereinafter set forth.  The Consultant accepts such appointment on the terms and conditions herein set forth.

The Contractor will be assigned by the Consultant to provide the services to the Company.  The services shall not be provided by any other employee or agent of the Consultant other than the Contractor, unless the Company has approved such other person in writing and in advance.

1.2       Not An Agent.  The Consultant and Contractor shall not have authority to act as agent of the Company, and the Consultant and Contractor shall not represent themselves as acting as an agent of the Company.  Without limiting the foregoing, the Consultant and Contractor shall have no authority to enter into any commitment, contractual or other agreement, binding upon, or pledge the credit of, the Company, nor shall the Consultant and Contractor have any authority to negotiate any such agreement except as the Board of Directors of the Company may expressly agree in writing.

1.3       Independent Contractor.  In performing its services hereunder, the Consultant and Contractor shall be independent contractors and not employees or agents of the Company.  Nothing in this Agreement shall be deemed to require the Consultant and Contractor to provide their services exclusively to the Company and the Consultant and Contractor hereby acknowledge that the Company is not required and shall not be required to make any remittances and payments required of the employers by statute on the Consultant's behalf and the Consultant or any of its agents or employees shall not be entitled to the fringe benefits provided by the Company to its employees.

1.4       Authority of Consultant.  Subject to section 1.1 of this Agreement the Company hereby authorizes the Consultant and Contractor to do all acts and things as the Consultant and Contractor may in their discretion deem necessary or desirable to enable the Consultant and Contractor to carry out their duties.  The Contractor shall report directly to the Chief Executive Officer or such other senior officer of the Company as shall be designated by the Chief Executive Officer of the Company.

2.         DUTIES AND RESPONSIBILITIES

2.1       Services.  The Consultant will cause the Contractor to act as Secretary and Treasurer of the Company and will have the following responsibilities and duties to the Company:

(a)        oversee and administer bookkeeping and accounting consulting services to the Company and its subsidiaries, such duties and responsibilities to include the supervision of accounts, books and ledgers and the review of interim financial statements, and liaising with the auditors of the Company;

(b)        assist in the establishment of proper internal control procedures and documentation of same, reporting protocols, preparation of proper financial statements and corporate disclosure documents in accordance with all applicable Canadian and United States standards and compliance by the Company with all applicable laws, including securities laws generally and in particular the US Sarbanes-Oxley legislation;

(c)        assisting with the day-to-day operations of the Company;

(d)        serve as a non-exclusive spokesperson for the Company to the investment community;

(e)        performing such other duties and observing such instructions as may be reasonably assigned to her from time to time by the Board of Directors;

(f)         generally at all times abiding by all lawful directions given to her by the Board of Directors of the Company;

(g)        well and faithfully serve the Company and use its best efforts to promote the interests of the Company; and

(h)        refrain from acting in any manner contrary to the best interests of the Company or contrary to applicable laws and regulatory requirements,

provided that at all times the Contractor shall comply with regulatory requirements and guidelines respecting the conduct of its activities.

3.         COMPENSATION

3.1        Compensation of the Consultant.  For services rendered by the Consultant and Contractor pursuant to this Agreement the Company will pay the Consultant as follows:

(a)        Consulting fees of US$2,000 per month for the term of this Agreement, payable in arrears on the last business day of each calendar month commencing September 15, 2006.

(b)        A one time signing bonus cash payment of US$3,000, payable upon the day this Agreement is duly executed by all parties.

3.2       Government Payments.  The Consultant shall be responsible for the payment of its income taxes as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant.  The Consultant agrees to promptly pay all income taxes and related payments to the remuneration and benefits received in connection with this Agreement and to save harmless the Company and its Officers and Directors in connection with this undertaking.

3.3        Consultant's Expenses. The Company will reimburse the Consultant for reasonable out-of-pocket business expenses incurred by the Consultant and Contractor on behalf of the Company.  All such payments and reimbursements shall be made promptly upon submission by the Consultant of vouchers, bills, or receipts for such expenses and disbursements.

4.         CONSULTANT'S ADDITIONAL REPRESENTATIONS

4.1        Ability.  The Consultant and Contractor have the ability and experience necessary to carry out their obligations under this Agreement.

4.2       Compliance.  The Consultant and Contractor will comply with all applicable corporate and securities laws and regulations of the provinces of Canada and federal laws applicable therein, and all policies, rules and requirements of the British Columbia Securities Commission and the applicable regulatory authorities.

4.3       Act in Good Faith.  The Consultant and Contractor will act at all times in the best interests of the Company, use their best efforts to advance the interests of the Company, and shall faithfully, industriously, and to the best of its abilities, perform the responsibilities and duties described in this Agreement in a timely and efficient manner.

4.4       No Proceedings.  The Consultant and Contractor have not been subject to any sanctions or administrative proceedings by any securities regulatory authority.

5.         TERM, RENEWAL AND TERMINATION

5.1       Term.  The engagement of the Consultant by the Company shall commence on September 15, 2006 and shall remain in force, subject to early termination as provided herein, for a term of three years, until September 30, 2009.

5.2       Renewal.  This Agreement and the provisions of section 1.1 above may be renewed for one or more additional one-year term, at the election of the Company.

5.3       Termination.  This Agreement may be terminated:

(a)        immediately by the Company upon default or breach by the Contractor of the terms of this Agreement, in which case the Company shall give written notice to the Contractor specifying the nature of such default. For the purposes of this Agreement, a default by the Contractor shall be defined as the occurrence of anyone or more of the following:

(i)         the Contractor fails to perform any of its services in the number or within the time required herein or commits or permits a breach of or default of any of its duties or obligations hereunder, commits a material breach of a provision of this Agreement; is unable or unwilling to perform the duties under this Agreement; commits fraud or serious neglect or misconduct in the discharge of its duties hereunder, or if notified of a default and given time to remedy or cure the default by the Company, the Contractor fails to fully cure or remedy such failure, breach or default; or

(ii)        the Company, acting reasonably, determines that the Contractor is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the confidentiality of any information relating to the Company; or

(b)        at any time, and without need to show any breach under this Agreement, by notice in writing given by the Company to the Consultant by providing four (4) weeks written notice;

(c)        at any time, by providing four (4) weeks notice in writing given by the Consultant to the Company;

(d)        immediately by the Company in the event of total physical and mental incapacity of the Contractor to perform the services hereunder, at any time, by written notice from the Company to the Consultant; and

(e)        if the Contractor fails to make himself available to provide the services as contemplated hereunder or fails to demonstrate due diligence in the carrying out of the services then the Company, on having given two (2) weeks prior written notice to cure a default, may, if that default is not cured within that two (2) week period, terminate the Agreement.

Forthwith upon any notice being given as set out above, or upon the death of the Contractor as the case may be, this Agreement and the engagement of the Consultant hereunder shall be wholly and effectively terminated, except for the provision of section 7 which shall continue in full force and effect.

6.         CONFIDENTIALITY

6.1        Confidentiality.  Except as authorized or required by his duties, the Contractor shall not reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions or other affairs of the Company of which she becomes aware during the term of this Agreement. The Contractor shall keep secret all confidential information entrusted to her and shall not use or attempt to use this information in any manner which might injure or cause loss, either directly or indirectly, to the Company's business, except in response to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or government authority having supervisory authority over the business of the Company.  This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information which may come into the public domain, other than as a result of disclosure by the Contractor.

The Contractor agrees that if any confidential information is requested by subpoena or court, governmental or regulatory order, she will notify the Company as soon as practicable and if requested by the Company, she will undertake her best efforts to assist the Company in obtaining a confidentiality order from the court or governmental or regulatory agency requesting such information.  The Contractor shall comply with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information.

6.2        Standard of Conduct.  The Consultant and Contractor covenant and agree with the Company that the Consultant and Contractor will not engage in any activities which would bring the Company's reputation into disrepute.

6.3       No Disparaging Remarks.  The Consultant, Contractor and the Company (to the extent practicable) agree that they will not (except as required by law)directly or indirectly make any statements or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the other (or any of their respective affiliates or associates), provided that it will not be a violation of this section 6.3 for either Consultant, Contractor or the Company to make truthful statements in a court proceeding or to a governmental agency.

6.4        Fiduciary Obligations.  Without limiting the generality of the foregoing, during the term of this Agreement, the Contractor shall not act in any manner contrary to the terms of this Agreement, or contrary to the best interests of the Company.

7.         INDEMNITY

7.1       Indemnity by Company.  The Company hereby agrees to indemnify, defend and hold harmless the Contractor and Consultant, from and against any and all claims, demands, losses, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable legal fees), arising directly or indirectly, in whole or in part, out of any matter related to any action taken by the Consultant within the scope of its duties or authority hereunder, excluding only such of the foregoing as arise from the fraudulent, gross negligence, reckless or willful act or omission of the Consultant.

7.2      Indemnity by Consultant.  The Consultant agrees to indemnify the Company and its directors for any liability, claims, losses and expenses incurred by the Company that result from the Consultant's actions resulting from his performance of services hereunder.

8.        INDEPENDENT LEGAL ADVICE

8.1      Independent Legal Advice.  The Consultant and Contractor acknowledge and agree that the Company urges the Consultant and Contractor, and the Consultant and Contractor have had, the opportunity to obtain independent legal advice prior to the execution and delivery of this Agreement, and in the event that the Consultant and Contractor did not avail themselves of that opportunity prior to signing this Agreement, the Consultant and Contractor did so voluntarily and without any undue pressure or influence and agrees that any failure to obtain independent legal, accounting, investment or tax advice shall not be used as a defence to the enforcement of the Consultant and Contractor's obligations under this Agreement.

9.        MISCELLANEOUS

9.1       Waiver and Consents.  No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other shall not be construed to waive or limit the need for such consent or approval in any other instance.

9.2       Enurement.  This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective heirs and successors.

9.3       Authority.  The Consultant has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto, and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation, and all necessary approvals by its directors, shareholders and others have been given to authorize the execution of this Agreement on behalf of the Consultant.  This Agreement has been duly executed and delivered by the Consultant and constitutes a legal, valid and binding obligation of the Consultant enforceable against the Consultant.  The Consultant acknowledges and agrees that it is responsible for ensuring compliance by its directors, officers, employees and contractors with the terms and conditions of this Agreement.

9.4       Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof.

9.5       Severability.  Each provision of this Agreement is intended to be severable; if any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

9.6       Governing Law.  This Agreement shall be governed by the laws of the Province of British Columbia.

9.7       No Assignment Permitted.  All of the rights, benefits, duties, liabilities and obligation of the parties hereto shall enure to the benefit of and be binding upon the respective successors of the parties provided that in no circumstance is this Agreement assignable by either party hereto.

9.8       Further Assurances.  From time to time after the execution of this Agreement, the parties will make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

9.9       Headings.  The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or governs the rights or liabilities of the parties hereto.

9.10      Notices.  Any notice or other document required to be given hereunder by any party shall be in writing and deemed to have been well and sufficiently given if mailed by prepaid registered mail or facsimile transmission to, or delivered at, the address of the other party set forth at the beginning of this Agreement or at such other address as the other party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, three (3) days after the time of mailing, or if sent by facsimile transmission one (1) business day after the time of facsimile transmission, and if delivered, upon the date of delivery.  If normal mail or facsimile transmission service is or are interrupted by strike, slow-down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.  Notice will be deemed given when received or if delivery is refused on the date delivery is so refused.

9.11      Time of the Essence.  Time is of the essence of this Agreement.

9.12     Counterparts.  This Agreement may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.  Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PURE BIOFUELS CORP.

per:	/s/ Luis Goyzueta
Luis Goyzueta, CEO

WITNESS:	) ) ) ) ) ) )	SOAR INTERNATIONAL
/s/ Andrew Tai
Signature
		per:	/s/ Joy Clifton
Print Name			Joy Clifton, Principal
WITNESS:	) ) ) ) ) ) )
/s/ Andrew Tai
Signature
/s/ Joy Clifton
Print Name		JOY CLIFTON